Exhibit 99.1

McGrath RentCorp Announces Results for First Quarter 2012

Rental revenues increase 10% / Operating Income increases 7%
EPS of $0.39 flat for the Quarter

LIVERMORE, Calif.--(BUSINESS WIRE)--May 3, 2012--McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended March 31, 2012, of $78.9 million, an increase of 8%, compared to $73.0 million in the first quarter of 2011. The Company reported net income of $9.9 million, or $0.39 per diluted share for the first quarter of 2012, compared to net income of $9.6 million, or $0.39 per diluted share, in the first quarter of 2011.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our Company-wide 10% increase in rental revenues for the quarter from a year ago reflects continuing favorable business activity and rental revenue increases in both our tank and electronics rental businesses. This is McGrath RentCorp’s 7th consecutive quarter of double-digit, year over year, rental revenue growth coming out of the Great Recession. Despite a 7% increase in company-wide operating income, EPS was unchanged from the prior year because of higher interest expense and a higher diluted share count.

Adler Tank Rentals, our tank and box division, rental revenues increased 33% to $16.2 million for the quarter, from $12.2 million a year ago. Divisional income from operations increased 36% year over year to $8.2 million. The strong increase in rental revenues and income from operations were directly related to continuing overall favorable business conditions and approximately 34% more equipment, by dollar cost, on rent from a year ago. Despite lower business activity levels in Northeastern gas fields, Adler’s other regional operations all experienced favorable year over year growth. Utilization for the quarter fell to 76% from 86% a year ago, primarily due to lower gas field activity and some seasonality. It’s important to keep in mind that Adler annual utilization for the three-year period from 2009 to 2011, was 66%, 76% and 86% respectively. We are still learning what normal utilization levels will look like over time for our tank / box rental business. We are working to redeploy this idle rental equipment, and are pleased with the number of potential opportunities we are experiencing.

TRS-RenTelco, our electronics division, rental revenues for the quarter increased by $1.4 million, or 6%, to $23.4 million from a year ago. Divisional income from operations increased by 14%, or $0.9 million, to $7.4 million in 2012. In addition to higher rental revenues, our electronics business also benefited from lower depreciation and direct SG&A costs as a percentage of rental revenues from a year ago.

Modular division rental revenues for the quarter were relatively flat at $19.9 million from a year ago. Rental revenues grew by 15% year over year in our markets outside of California; however, they declined by 8% within the state. California continues to be plagued by fiscal and budgetary challenges. Year over year income from operations decreased 29% from a year ago to $4.0 million; however, modular rental operations gross profit declined only 5%. The higher percentage reduction in income from operations was due primarily to higher SG&A expenses associated with the continued expansion of our portable storage rental business and divisional employee costs, as well as lower gross profit on modular equipment sales. Modular utilization was down slightly to 66.5% compared to 66.8% a year ago.

Our portable storage and environmental test equipment businesses both continued to make good progress in their market penetration, booking levels, and rental revenue year over year growth during the quarter. We continue to work hard to grow both of these initiatives.

Company-wide SG&A expenses rose 15% to $21.4 million over the same quarter a year ago, and 2% from the fourth quarter of 2011. The year over year increase relates primarily to employee, IT software and hardware, and facilities infrastructure costs. We are very focused on managing our overhead costs tightly to ensure that we are meeting our annual SG&A expense to rental revenue target ratios, which are a component of senior management’s remuneration program.”

All comparisons presented below are for the quarter ended March 31, 2012 to the quarter ended March 31, 2011 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2012, the Company’s Mobile Modular division reported a 29% decrease in income from operations to $4.0 million. Other direct costs increased 10% to $5.9 million and rental revenues increased 1% to $19.9 million, which resulted in a decrease in gross profit on rental revenues of 4% to $10.5 million. Sales revenues decreased 42% to $2.2 million with gross profit on sales revenues decreasing 33% to $0.7 million, primarily due to a higher mix of used equipment sales having higher margins compared to new equipment sales revenues in the first quarter of 2012. Selling and administrative expenses increased 9% to $8.5 million primarily as a result of increased investment in our Portable Storage growth initiative and increased salary and benefit costs.

TRS-RENTELCO

For the first quarter of 2012, the Company’s TRS-RenTelco division reported a 14% increase in income from operations to $7.4 million. Rental revenues increased 6% to $23.4 million. The increase in rental revenues together with a 1% decrease in depreciation to $9.3 million, partly offset by an 8% increase in other direct costs to $3.2 million, resulted in an increase in gross profit on rental revenues of 13% to $10.9 million. Sales revenues decreased 3% to $5.8 million with gross profit on sales increasing 2% to $2.7 million, primarily due to higher gross margins on used equipment sales revenues in the first quarter of 2012. Selling and administrative expenses increased 5% to $6.7 million primarily due to increased salary and benefit costs.

ADLER TANKS

For the first quarter of 2012, the Company’s Adler Tanks division reported a 36% increase in income from operations to $8.2 million. Rental revenues increased 33% to $16.2 million, which resulted in an increase in gross profit on rental revenues of 33% to $12.3 million. Rental related services revenues increased 59% to $3.7 million, with gross profit on rental related services increasing 189% to $0.9 million. Selling and administrative expenses increased 41% to $5.1 million, primarily due to increased salary and benefit costs and bad debt expense.

OTHER HIGHLIGHTS

  Debt decreased $4.4 million during the quarter to $292.1 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.89 to 1 at December 31, 2011 to 0.85 to 1 at March 31, 2012. As of March 31, 2012, the Company had capacity to borrow an additional $162.9 million under its lines of credit.
  Dividend rate increased 2% to $0.235 per share for the first quarter 2012 compared to the first quarter 2011. On an annualized basis, this dividend represents a 3.2% yield on the May 2, 2012 close price of $29.28.
  Adjusted EBITDA increased 7% to $37.0 million for the first quarter of 2012. At March 31, 2012, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.78 to 1 compared to 1.84 to 1 at December 31, 2011. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2012 full-year earnings per share will be in a range of $2.02 to $2.12 per diluted share. Such a forward-looking statement reflects McGrath RentCorp’s expectations as of May 3, 2012. Actual 2012 full-year earnings per share results may be materially different than the Company’s expectations since they are affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of April 12, 2012, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 3, 2012 to discuss the first quarter 2012 results. To participate in the teleconference, dial 1-888-846-5003 (in the U.S.), or 1-480-629-9856 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4531502.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: deployment of idle rental equipment, uncertainty in the California modular market, the growth potential of Adler Tank Rentals and the statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the effect of a recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers’ need and ability to rent our products, and the Company’s ability to access additional capital in an uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; the risk of security breaches of our information technology systems; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate those acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 3, 2012 and in our Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share amounts)	2012	2011
REVENUES
Rental	$59,520	$54,026
Rental Related Services	10,665	8,492
Rental Operations	70,185	62,518
Sales	8,106	9,934
Other	638	585
Total Revenues	78,929	73,037

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	15,401	14,595
Rental Related Services	8,553	6,741
Other	10,440	9,540
Total Direct Costs of Rental Operations	34,394	30,876
Costs of Sales	4,700	6,245
Total Costs of Revenues	39,094	37,121
Gross Profit	39,835	35,916
Selling and Administrative Expenses	21,361	18,622
Income from Operations	18,474	17,294
Interest Expense	2,173	1,482
Income Before Provision for Income Taxes	16,301	15,812
Provision for Income Taxes	6,390	6,198
Net Income	$9,911	$9,614

Earnings Per Share:
Basic	$0.40	$0.40
Diluted	$0.39	$0.39
Shares Used in Per Share Calculation:
Basic	24,639	24,258
Diluted	25,183	24,660

Cash Dividends Declared Per Share	$0.235	$0.230

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	March 31,	December 31,
(in thousands)	2012	2011

ASSETS
Cash	$365	$1,229
Accounts Receivable, net of allowance for doubtful accounts of $1,700 in 2012 and $1,500 in 2011	84,593	92,671

Rental Equipment, at cost:
Relocatable Modular Buildings	541,357	539,147
Electronic Test Equipment	262,845	258,586
Liquid and Solid Containment Tanks and Boxes	223,797	201,456
	1,027,999	999,189
Less Accumulated Depreciation	(334,422)	(326,043)
Rental Equipment, net	693,577	673,146

Property, Plant and Equipment, net	94,616	94,702
Prepaid Expenses and Other Assets	21,326	17,170
Intangible Assets, net	12,105	12,311
Goodwill	27,700	27,700
Total Assets	$934,282	$918,929

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$292,118	$296,500
Accounts Payable and Accrued Liabilities	63,327	58,854
Deferred Income	27,056	25,067
Deferred Income Taxes, net	209,928	205,366
Total Liabilities	592,429	585,787

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 24,748 shares in 2012 and 24,576 shares in 2011	79,649	74,878
Retained Earnings	262,204	258,264
Total Shareholders’ Equity	341,853	333,142
Total Liabilities and Shareholders’ Equity	$934,282	$918,929

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$9,911	$9,614
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	17,516	16,174
Provision for Doubtful Accounts	373	406
Non-Cash Stock-Based Compensation	994	1,024
Gain on Sale of Used Rental Equipment	(3,073)	(3,055)
Change In:
Accounts Receivable	7,705	1,159
Income Taxes Receivable	—	6,131
Prepaid Expenses and Other Assets	(4,156)	(2,943)
Accounts Payable and Accrued Liabilities	(339)	(2,373)
Deferred Income	1,989	4,521
Deferred Income Taxes	4,562	4,742
Net Cash Provided by Operating Activities	35,482	35,400

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(35,039)	(29,946)
Purchase of Property, Plant and Equipment	(1,823)	(6,972)
Proceeds from Sale of Used Rental Equipment	6,776	7,114
Net Cash Used in Investing Activities	(30,086)	(29,804)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	(4,382)	131
Proceeds from the Exercise of Stock Options	3,147	802
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	630	185
Payment of Dividends	(5,655)	(5,454)
Net Cash Used in Financing Activities	(6,260)	(4,336)

Net Increase (Decrease) in Cash	(864)	1,260
Cash Balance, beginning of period	1,229	990
Cash Balance, end of period	$365	$2,250

Interest Paid, during the period	$1,071	$1,335
Net Income Taxes Paid (Refunds Received), during the period	$1,199	$(5,067)
Dividends Accrued	$6,268	$5,590
Rental Equipment Acquisitions, not yet paid	$12,682	$10,631

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2012

(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$19,891	$23,412	$16,217	$—	$59,520
Rental Related Services	6,120	829	3,716	—	10,665
Rental Operations	26,011	24,241	19,933	—	70,185
Sales	2,227	5,765	107	7	8,106
Other	117	491	30	—	638
Total Revenues	28,355	30,497	20,070	7	78,929

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,474	9,284	2,643	—	15,401
Rental Related Services	4,891	843	2,819	—	8,553
Other	5,941	3,239	1,260	—	10,440
Total Direct Costs of Rental Operations	14,306	13,366	6,722	—	34,394
Costs of Sales	1,568	3,077	42	13	4,700
Total Costs of Revenues	15,874	16,443	6,764	13	39,094

Gross Profit (Loss)
Rental	10,476	10,889	12,314	—	33,679
Rental Related Services	1,229	(14)	897	—	2,112
Rental Operations	11,705	10,875	13,211	—	35,791
Sales	659	2,688	65	(6)	3,406
Other	117	491	30	—	638
Total Gross Profit (Loss)	12,481	14,054	13,306	(6)	39,835
Selling and Administrative Expenses	8,487	6,696	5,097	1,081	21,361
Income (Loss) from Operations	$3,994	$7,358	$8,209	$(1,087)	18,474
Interest Expense					2,173
Provision for Income taxes					6,390
Net Income					$9,911

Other Information
Average Rental Equipment [1]	$516,720	$260,578	$201,203
Average Monthly Total Yield [2]	1.28%	3.00%	2.69%
Average Utilization [3]	66.5%	65.5%	76.5%
Average Monthly Rental Rate [4]	1.93%	4.57%	3.51%
[1]	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
[2]	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3]	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
[4]	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2011

(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$19,775	$22,058	$12,193	$—	$54,026
Rental Related Services	5,540	617	2,335	—	8,492
Rental Operations	25,315	22,675	14,528	—	62,518
Sales	3,873	5,913	103	45	9,934
Other	98	458	29	—	585
Total Revenues	29,286	29,046	14,660	45	73,037

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,419	9,391	1,785	—	14,595
Rental Related Services	4,216	501	2,024	—	6,741
Other	5,403	2,999	1,138	—	9,540
Total Direct Costs of Rental Operations	13,038	12,891	4,947	—	30,876
Costs of Sales	2,895	3,277	75	(2)	6,245
Total Costs of Revenues	15,933	16,168	5,022	(2)	37,121

Gross Profit
Rental	10,953	9,668	9,270	—	29,891
Rental Related Services	1,324	116	311	—	1,751
Rental Operations	12,277	9,784	9,581	—	31,642
Sales	978	2,636	28	47	3,689
Other	98	458	29	—	585
Total Gross Profit	13,353	12,878	9,638	47	35,916
Selling and Administrative Expenses	7,757	6,398	3,604	863	18,622
Income (Loss) from Operations	$5,596	$6,480	$6,034	$(816)	17,294
Interest Expense					1,482
Provision for Income taxes					6,198
Net Income					$9,614

Other Information
Average Rental Equipment [1]	$497,104	$251,477	$133,862
Average Monthly Total Yield [2]	1.33%	2.92%	3.04%
Average Utilization [3]	66.8%	65.2%	86.0%
Average Monthly Rental Rate [4]	1.98%	4.48%	3.53%
[1]	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
[2]	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3]	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
[4]	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available for operations and the performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011
Net Income	$9,911	$9,614	49,899	$39,446
Provision for Income Taxes	6,390	6,198	31,648	24,555
Interest	2,173	1,482	8,297	6,159
Income from Operations	18,474	17,294	89,844	70,160
Depreciation and Amortization	17,516	16,174	68,737	63,494
Non-Cash Stock-Based Compensation	994	1,024	5,191	4,231
Adjusted EBITDA [1]	$36,984	$34,492	$163,772	$137,885

Adjusted EBITDA Margin [2]	47%	47%	47%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011
Adjusted EBITDA [1]	$36,984	$34,492	$163,772	$137,885
Interest Paid	(1,071)	(1,335)	(6,613)	(6,421)
Net Income Taxes Paid (Refunds Received)	(1,199)	5,067	(4,786)	(3,115)
Gain on Sale of Rental Equipment	(3,073)	(3,055)	(12,462)	(12,615)
Change in certain assets and liabilities:
Accounts Receivable, net	7,705	1,565	(10,043)	(11,882)
Prepaid Expenses and Other Assets	(4,156)	(2,943)	(4,439)	(4,562)
Accounts Payable and Other Liabilities	(1,697)	(2,912)	5,219	(846)
Deferred Income	1,989	4,521	(1,255)	8,945
Net Cash Provided by Operating Activities	$35,482	$35,400	$129,393	$107,389
[1]	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
[2]	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer